Exhibit 16.1

401 EAST JACKSON STREET, SUITE 3400 TAMPA, FLORIDA 33602 813-222-8555 • FAX 813-222-8560

June 12, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for MiMedx Group, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 12, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Aidman, Piser & Company, P.A.

/aj

An independent member firm of DFK International/USA with offices worldwide